Exhibit 5.2

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

November 5, 2026

International Seaways, Inc.
600 Third Avenue, 39th Floor
New York, New York 10016

Ladies and Gentlemen:

We have acted as special counsel to International Seaways, Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the resale of certain shares of its common stock, no par value per share (the “Company Common Stock”), by the selling stockholders named in the Registration Statement (as defined below), together with the related Rights to Purchase Common Stock (the “Rights”) issued pursuant to the Second Amended and Restated Rights Agreement, dated as of April 9, 2026 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”), to be sold pursuant to the Company’s automatic shelf registration statement on Form S-3ASR dated as of the date hereof (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus contained therein (the “Prospectus”).

We have examined and relied on originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of the Company and public officials and other instruments as we have deemed necessary or appropriate for the purposes of this letter, including (a) the Registration Statement; (b) the Prospectus, but excluding the documents incorporated by reference therein; (c) a copy of the Rights Agreement; (d) a certificate of the corporate secretary of the Company dated the date hereof; (e) copies of the Company’s Amended and Restated Articles of Incorporation and Amended and Restated By-Laws certified by the corporate secretary of the Company; (f) the minutes of a meeting of the Company’s board of directors (the “Board”), duly convened and held on April 6, 2026 and during which a quorum was present throughout, including the resolutions adopted by the Board approving the Rights Agreement and the issuance of the Rights thereunder, and listing of the Rights and the Company Common Stock issuable upon exercise of the Rights; and (g) such other corporate records, certificates and other documents and such other matters of law, in each case, as we have deemed appropriate. In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, records, documents, instruments and certificates we have reviewed; and (iv) that the Rights were issued in accordance with the terms of the Rights Agreement. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others. We have further assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, facsimile, conformed, electronic or photostatic copies, and the authenticity of the originals of such copies.

International Seaways, Inc.

November 5, 2026

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York and the federal securities laws of the United States of America, in each case as in effect on the date hereof.

Based upon the foregoing, and subject to the assumptions, limitations, qualifications, exceptions and comments set forth in this letter, we advise you that, in our opinion, the Rights associated with the shares of Company Common Stock registered by the Registration Statement have been validly issued.

The opinion set forth above is subject to the following qualifications and assumptions: (a) our opinion addresses only the corporate procedures used in connection with the issuance of the Rights associated with the shares of Company Common Stock and does not address any particular provision of the Rights or the Rights Agreement, and it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating such rights in their entirety, (b) our opinion does not address whether a court of competent jurisdiction may require the Board to redeem, terminate or take any other action with respect to the Rights or the Rights Agreement in the future based upon the facts and circumstances then existing, (c) we have assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and that the members of the Board have acted in a manner consistent with their fiduciary duties under applicable law in adopting the Rights Agreement, and (d) with respect to Rights associated with shares of Company Common Stock to be sold pursuant to the Registration Statement, we have assumed that the Rights Agreement has not been terminated by the Company or expired by its terms and that the Rights have not expired or been redeemed or exchanged by the Company, in each case prior to the issuance of such shares of Company Common Stock. Furthermore, the manner in which any particular issue relating to the opinion would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.

We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provisions contained in the Rights Agreement. We express no opinion as to the ability of another court, federal or state, to accept jurisdiction and/or venue in the event the chosen court is unavailable for any reason, including, without limitation, natural disaster, act of God, human health or safety reasons or otherwise.

International Seaways, Inc.

November 5, 2026

This letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. We hereby consent to the filing of a copy of this letter as Exhibit 5.2 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz